Exhibit 99.1

    Judge Reduces Punitive Award against Vulcan in Modesto, California Case

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 3, 2006--Vulcan Materials Company (NYSE:VMC) reported today that the punitive damages verdict reported in the Company's June 14, 2006 press release has been reduced by the trial judge from $100 million to $7.25 million.
    The trial related to a product manufactured by the Company's former chemicals business, which was divested in June 2005. The Company continues to believe that the verdicts in the case are contrary to the evidence presented at trial and intends to appeal the case at the appropriate time.
    Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

    CONTACT: Vulcan Materials Company
             Investors:
             Mark Warren, 205-298-3220
             or
             Media:
             David Donaldson, 205-298-3220